Exhibit 3.3

SERITAGE GROWTH PROPERTIES

ARTICLES OF AMENDMENT AND RESTATEMENT

FIRST: Seritage Growth Properties, a Maryland real estate investment trust formed under Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, desires to amend and restate its Declaration of Trust as currently in effect and as hereinafter amended and restated.

SECOND: The following provisions are all of the provisions of the Declaration of Trust currently in effect and as hereinafter amended and restated.

ARTICLE I

FORMATION

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended from time to time (the “Code”)).

ARTICLE II

NAME

The name of the Trust (the “Trust”) is:

Seritage Growth Properties

Under circumstances in which the Board of Trustees of the Trust (the “Board of Trustees” or “Board”) determines that the use of the name of the Trust is not practicable, the Trust may use any other designation or name for the Trust.

ARTICLE III

PURPOSES AND POWERS

Section 1. Purposes. The purposes for which the Trust is formed are to engage in any lawful act or activity for which real estate investment trusts may be organized under the general laws of the State of Maryland as now or hereafter in force.

Section 2. Powers. The Trust shall have all of the powers granted to real estate investment trusts by Title 8 and all other powers which are not inconsistent with law and are appropriate to promote and attain the purposes set forth in the Declaration of Trust.

ARTICLE IV

RESIDENT AGENT

The name of the resident agent of the Trust in the State of Maryland is The Corporation Trust Incorporated, whose address is 351 West Camden Street, Baltimore, MD 21201. The resident agent is a Maryland corporation. The Trust may have such offices or places of business within or outside the State of Maryland as the Board of Trustees may from time to time determine.

ARTICLE V

BOARD OF TRUSTEES

Section 1. Powers. Subject to any express limitations contained in the Declaration of Trust or in the Bylaws of the Trust (the “Bylaws”), (a) the business and affairs of the Trust shall be managed under the direction of the Board of Trustees and (b) the Board shall have full, exclusive and absolute power, control and authority over any and all property of the Trust. The Board may take any action as in its sole judgment and discretion is necessary or appropriate to conduct the business and affairs of the Trust. The Declaration of Trust shall be construed with the presumption in favor of the grant of power and authority to the Board. Any construction of the Declaration of Trust or determination made by the Board concerning its powers and authority hereunder shall be conclusive. The enumeration and definition of particular powers of the Board of Trustees included in the Declaration of Trust or in the Bylaws shall in no way be limited or restricted by reference to or inference from the terms of this or any other provision of the Declaration of Trust or the Bylaws or construed or deemed by inference or otherwise in any manner to exclude or limit the powers conferred upon the Board or the trustees of the Trust (collectively, the “Trustees” and, individually, a “Trustee”) under the laws of the State of Maryland or any other applicable laws.

The determination as to any of the following matters, made by or pursuant to the direction of the Board of Trustees consistent with the Declaration of Trust, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares (as defined herein): the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, acquisition of Shares or the payment of other distributions on the Shares; the amount of paid-in surplus, net assets, other surplus, cash flow, funds from operations, adjusted funds from operations, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption of any Shares of any class or series of the Trust) or of the Bylaws; the number of Shares of beneficial interest of any class or series of the Trust or of any holder of any Shares of any class or series of the Trust; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; any matter relating to the acquisition, holding and disposition of any assets by the Trust; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; the compensation of the Trustees, officers, employees or agents of the Trust; or any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or Bylaws or otherwise to be determined by the Board of Trustees.

The Board, without any action by the shareholders of the Trust (collectively, the “Shareholders” and, individually, a “Shareholder”), shall have and may exercise, on behalf of the Trust, without limitation, the power to terminate the status of the Trust as a real estate investment trust under the Code; to adopt, amend and repeal Bylaws; to elect officers in the manner prescribed in the Bylaws; to solicit proxies from holders of Shares of beneficial interest of the Trust; and to do any other acts and deliver any other documents necessary or appropriate to the foregoing powers.

Section 2. Number. The number of Trustees initially shall be one, which number may thereafter be increased or decreased by the Trustees then in office from time to time; however, the total number of Trustees shall be not less than one and not more than 15. No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of the Trustee’s term.

Section 3. Initial Board. The name of the Trustee who shall serve until the first annual meeting of Shareholders and until his successor is duly elected and qualifies is:

Benjamin Schall

The Board may increase or decrease the number of Trustees and may fill any vacancy, whether resulting from an increase in the number of Trustees or otherwise.

Section 4. Term. The Trustees shall be elected at each annual meeting of the Shareholders and shall serve until the next annual meeting of the Shareholders and until their successors are duly elected and qualify.

Section 5. Removal. A Trustee may be removed, at any time, with or without cause, by the affirmative vote of the holders of a majority of the Shares then outstanding and entitled to vote generally in the election of Trustees.

ARTICLE VI

SHARES OF BENEFICIAL INTEREST

The beneficial interest of the Trust shall be divided into shares of beneficial interest (the “Shares”). The Trust has authority to issue 100,000,000 class A common shares of beneficial interest, $0.01 par value per share (the “Class A Common Shares”), 50,000,000 class B common shares of beneficial interest, $0.01 par value per share, 50,000,000 class C common shares of beneficial interest, $0.01 par value per share, and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share. Immediately upon the effectiveness of these Articles of Amendment and Restatement, and without any further action on the part of the Trust or the Shareholders, each issued and outstanding Common Share, $0.01 par value per share, of the Trust shall be converted into a Class A Common Share. If Shares of one class or series are classified or reclassified into Shares of another class or series of Shares pursuant to this Article VI, the number of authorized Shares of the former class or series shall be automatically decreased and the number of Shares of the latter class or series shall be automatically increased, in each case by the number of Shares so classified or reclassified, so that the aggregate number of Shares of all classes or series that the Trust has authority to issue shall not be more than the total number of Shares set forth in the second sentence of this paragraph. The Board of Trustees, with the approval of a majority of the entire Board and without any action by the Shareholders, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has authority to issue. The Board of Trustees may classify or reclassify any unissued Shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of the Shares.

The Board of Trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration (whether in cash, property, past or future services, obligation for future payment or otherwise) as the Board of Trustees may deem advisable (or without consideration in the case of a Share split or Share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the Bylaws.

No holder of Shares of any class or series shall have any preemptive right to subscribe to or purchase any additional Shares, or any bonds or convertible securities of any nature; provided, however, that the Board of Trustees may, in authorizing the issuance of Shares of any class or series, confer any preemptive right that the Board may deem advisable in connection with such issuance.

ARTICLE VII

SHAREHOLDERS

There shall be an annual meeting of the Shareholders, to be held after delivery of the annual report and on proper notice to the Shareholders, at such time and place as shall be determined by resolution of the Board of Trustees.

The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the Bylaws.

ARTICLE VIII

LIABILITY OF SHAREHOLDERS, TRUSTEES, OFFICERS,

EMPLOYEES AND AGENTS

AND TRANSACTIONS BETWEEN THEM AND THE TRUST

Section 1. Limitation of Shareholder Liability. No Shareholder shall be liable for any debt, claim, demand, judgment or obligation of any kind of, against or with respect to the Trust by reason of his being a Shareholder, nor shall any Shareholder be subject to any personal liability whatsoever, in tort, contract or otherwise, to any Person in connection with the property or affairs of the Trust.

Section 2. Limitation of Trustee and Officer Liability. To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of trustees and officers of a real estate investment trust, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages. Neither the amendment nor repeal of this Section, nor the adoption or amendment of any other provision of this Declaration of Trust inconsistent with this Section, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 3. Express Exculpatory Clauses in Instruments. Neither the Shareholders nor the Trustees, officers, employees or agents of the Trust shall be liable under any written instrument creating an obligation of the Trust, and all persons shall look solely to the property of the Trust for the payment of any claim under or for the performance of that instrument. The omission of the foregoing exculpatory language from any instrument shall not affect the validity or enforceability of such instrument and shall not render any Shareholder, Trustee, officer, employee or agent liable thereunder to any third party, nor shall the Trustees or any officer, employee or agent of the Trust be liable to anyone for such omission.

Section 4. Indemnification. To the maximum extent permitted by Maryland law in effect from time to time, the Trust shall indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (i) any individual who is a present or former Trustee or officer of the Trust and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a Trustee or officer of the Trust and at the request of the Trust, serves or has served as a director, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity. The rights to indemnification and advancement of expenses provided in this Declaration of Trust and the Bylaws shall vest immediately upon election of a Trustee or officer. The Trust may, with the approval of its Board of Trustees, provide such indemnification and advance expenses to an individual who served a predecessor of the Trust in any of the capacities described in (i) or (ii) above and to any employee or agent of the Trust or a predecessor of the Trust.

Section 5. Insurance. The Trust may maintain insurance, at its expense, to protect itself and any Trustee, officer, employee or agent of the Trust or another corporation, real estate investment trust, partnership, joint venture, trust, limited liability company or other enterprise against any such expense, liability or loss, whether or not the Trust would have the power to indemnify such person against such expense, liability or loss under the Maryland REIT Law.

Section 6. Non-Exclusivity of Rights. The indemnification and payment or reimbursement of expenses provided in this Article VIII shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of Shareholders or disinterested Trustees or otherwise.

Section 7. Transactions Between the Trust and its Trustees, Officers, Employees and Agents. Subject to any express restrictions in this Declaration of Trust or adopted by the Trustees in the Bylaws or by resolution, the Trust may enter into any contract or transaction of any kind (including, without limitation, for the purchase or sale of property or for any type of services, including those in connection with underwriting or the offer or sale of securities of the Trust) with any person, including any Trustee, officer, employee or agent of the Trust or any person affiliated with a Trustee, officer, employee or agent of the Trust, whether or not any of them has a financial interest in such transaction.

Section 8. Amendment. Notwithstanding anything in the Declaration of Trust to the contrary, neither the amendment nor repeal of this Article VIII, nor the adoption or amendment of any other provision of the Declaration of Trust or Bylaws inconsistent with this Article VIII, shall apply to or affect in any respect the applicability of this Article VIII with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE IX

AMENDMENT

Section 1. General. The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any Shares. All rights and powers conferred by the Declaration of Trust on Shareholders, Trustees and officers are granted subject to this reservation. This Declaration of Trust may not be amended except as provided in this Article IX.

Section 2. By Trustees. The Trustees, by a two-thirds vote, may amend any provision of this Declaration of Trust from time to time to enable the Trust to qualify as a real estate investment trust under the Code or under Title 8. The Trustees may amend the Declaration of Trust from time to time, in the manner provided by Title 8, without any action by the Shareholders, (i) in any respect in which the charter of a corporation may be amended in accordance with Section 2-605 of the Maryland General Corporation Law and (ii) as otherwise provided in the Declaration of Trust.

Section 3. By Shareholders. Except as provided in Section 2 of this Article IX, this Declaration of Trust may be amended only by the affirmative vote of the holders of not less than a majority of the Shares then outstanding and entitled to vote thereon.

ARTICLE X

DURATION OF TRUST

The Trust shall continue perpetually unless terminated pursuant to any applicable provision of Title 8.

ARTICLE XI

MISCELLANEOUS

This Declaration of Trust is executed by the Trustee and delivered in the State of Maryland with reference to the laws thereof, and the rights of all parties and the validity, construction and effect of every provision hereof shall be subject to and construed according to the laws of the State of Maryland without regard to conflicts of laws provisions thereof.

THIRD: The amendment to and restatement of the Declaration of Trust of the Trust as hereinabove set forth have been duly advised by the Board of Trustees and approved by the shareholders of the Trust as required by law.

FOURTH: The name and address of the Trust’s current resident agent are as set forth in Article IV of the foregoing amendment and restatement of the Declaration of Trust of the Trust.

FIFTH: The number of Trustees of the Trust and the names of those currently in office are as set forth in Article V of the foregoing amendment and restatement of the Declaration of Trust of the Trust.

SIXTH: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment and restatement was 1,000,000, consisting of 1,000,000 Common Shares, $0.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $10,000.

SEVENTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment and restatement of the Declaration of Trust is 250,000,000, consisting of 100,000,000 class A common shares of beneficial interest, $0.01 par value per share, 50,000,000 class B common shares of beneficial interest, $0.01 par value per share, 50,000,000 class C common shares of beneficial interest, $0.01 par value per share, and 50,000,000 preferred shares of beneficial interest, $0.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $2,500,000.

EIGHTH: The undersigned officer acknowledges these Articles of Amendment and Restatement to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment and Restatement to be signed in its name and on its behalf by its President and attested to by its Secretary on this 9th day of June, 2015.

ATTEST:	SERITAGE GROWTH PROPERTIES

/s/ Bryan Kidd	/s/ Robert A. Riecker	(SEAL)
Bryan Kidd	Robert A. Riecker
Assistant Secretary	Vice President